Exhibit 99.1

Cerus Corporation Reports Second Quarter 2018 Results

Product revenue increases 62% compared to 2017

Full-year product revenue guidance increased to a range of $56 million to $58 million from

$53 million to $55 million

CONCORD, CA, August 2, 2018—Cerus Corporation (Nasdaq: CERS) announced today financial results for the second quarter ended June 30, 2018, and raised its full year guidance for product revenue.

Second Quarter Highlights and Recent Events

•	Second quarter product revenue of $15.4 million, a 62% increase compared to the second quarter of 2017
•	Year-over-year worldwide disposable kit volumes increased over 70% in the second quarter of 2018
•	Cash, cash equivalents and short-term investments of $111.9 million at June 30, 2018
•	Amended agreement with the Biomedical Advanced Research and Development Authority (BARDA) for an additional $15 million in funding bringing the total potential contract value to over $200 million
•	Expanded cryoprecipitate manufacturing collaborations with the addition of The Blood Center of New Orleans

“The commercial momentum we experienced at the beginning of the year continued throughout the second quarter with product revenue totaling $15.4 million, exceeding our expectations,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “Given the first half outperformance and based on current visibility into our commercial pipeline, we are raising our full year product revenue outlook to a range of $56 million to $58 million compared to our previous guidance range of $53 million to $55 million.”

“We believe strong sales performances in France and with the American Red Cross are setting the stage for further market expansion and revenue growth,” continued Greenman. “Furthermore, we think that awareness of the benefits of pathogen-reduction is increasing, as evidenced by the discussions during the recent U.S. Food and Drug Administration’s Blood Products Advisory Committee Meeting.”

During the quarter, the Company’s development programs continued to progress, and the Company anticipates submitting for CE Mark approval of the INTERCEPT red blood cell system later in 2018. In addition, the Company expanded its cryoprecipitate manufacturing collaborations with the addition of The Blood Center of New Orleans.

Revenue

Product revenue during the second quarter of 2018 was $15.4 million, compared to $9.5 million during the same period in 2017. The increased product revenue was driven by quarter-over-quarter increases across all major product categories led by global platelet kit demand. Year-to-date product revenue totaled $29.0 million, an increase of 75% compared to the same period of the prior year.

Government contract revenue from the Company’s BARDA agreement was $4.0 million during the second quarter of 2018 compared to $1.7 million during the same period in 2017, as a result of increasing INTERCEPT red cell clinical and development activities. Year-to-date government contract revenue totaled $7.5 million compared to $3.1 million in the first half of 2017. BARDA is part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services.

Gross Margins

Gross margins on product revenue during the second quarter of 2018 were 50%, compared to 54% for the second quarter of 2017. The change in gross margin was primarily attributable to lower selling prices associated with high volume customers. Gross margins through the first half of 2018 were 48% compared to 51% during the first half of 2017.

Operating Expenses

Total operating expenses were $24.3 million for the quarter ended June 30, 2018, compared to $23.0 million for the quarter ended June 30, 2017. Year-to-date, operating expenses totaled $47.4 million compared to $45.9 million in the same period in the prior year.

Selling, general, and administrative (SG&A) expenses for the second quarter of 2018 remained relatively flat at $14.4 million, compared to $14.1 million for the second quarter of 2017, as the Company continued to realize leverage from its existing commercial and back-office investments. Year-to-date SG&A expenses totaled $28.0 million compared to $27.8 million during the first half of 2017.

Research and development (R&D) expenses for the second quarter of 2018 were $9.9 million compared to $8.9 million for the second quarter of 2017. The increase in year-over-year R&D expenses were primarily due to increased activities and costs tied to the development of INTERCEPT red blood cells, including preparation for the planned CE Mark submission, and pursuing expanded usage claims for INTERCEPT platelets and plasma. Year-to-date R&D expenses through the second quarter of 2018 totaled $19.3 million compared to $18.0 million during the first half of 2017.

Operating and Net Loss

Operating loss during the second quarter of 2018 was $12.6 million, compared to $16.2 million during the second quarter of 2017. Year-to-date operating loss was $25.9 million compared to an operating loss of $34.3 million in the same period of the prior year.

Net loss for the second quarter of 2018 was $13.3 million, or $0.10 per diluted share, compared to a net loss of $17.1 million, or $0.16 per diluted share, for the second quarter of 2017. Year-to-date net loss was $27.2 million, or $0.21 per diluted share, compared to a net loss of $35.7 million, or $0.34 per diluted share, in the first half of 2017.

Cash, Cash Equivalents and Investments

At June 30, 2018, the Company had cash, cash equivalents and short-term investments of $111.9 million, compared to $60.7 million at December 31, 2017.

At June 30, 2018 and December 31, 2017, the Company had approximately $29.8 million in outstanding debt under its loan agreement with Oxford Finance.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on the Company’s website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 8278017. The replay will be available approximately three hours after the call through August 16, 2018.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ adjusted 2018 annual product revenue guidance; the potential contract value of Cerus’ amended agreement with BARDA; the potential to avoid septic platelet transfusions with the INTERCEPT Blood System; the potential to expand the usage claims for the INTERCEPT Blood System; Cerus’ planned INTERCEPT red blood cell system CE Mark submission and the anticipated timing thereof; and other statements that are not historical facts. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its adjusted revenue guidance for 2018, (b) grow sales in its European markets, including in

France, and/or realize expected revenue contribution resulting from its European market agreements, and/or (c) realize meaningful revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, including for INTERCEPT-treated extended storage cryoprecipitate from plasma, which will require additional regulatory approvals, (c) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe on the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all, (d) that Cerus may be unable to submit its planned PMA supplement to the FDA for INTERCEPT-treated extended storage cryoprecipitate from plasma on the anticipated timeframe or at all, and even if submitted, Cerus may be unable to obtain FDA approval, or any other regulatory approvals, of INTERCEPT-treated extended storage cryoprecipitate from plasma in a timely manner or at all, (e) that applicable regulatory authorities may disagree with Cerus‘ interpretations of the data from its clinical studies and/or may otherwise determine not to approve Cerus’ regulatory submissions in a timely manner or at all, and (f) that anticipated clinical trials of the INTERCEPT Blood System may not be initiated on the anticipated timing or at all, or if initiated, may be extended, delayed, suspended or terminated, including as result of safety concerns; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies which may adversely affect the availability of funding under Cerus’ BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, such that the anticipated activities that Cerus expects to conduct with the funds available from BARDA may be delayed or halted and that Cerus may not otherwise realize the total potential value under its agreement with BARDA; risk related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements, and Cerus’ ability to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Product revenue	$15,420	$9,525	$28,984	$16,531
Cost of product revenue	7,720	4,360	15,050	8,054

Gross profit on product revenue	7,700	5,165	13,934	8,477

Government contracts revenue	4,047	1,667	7,502	3,095

Operating expenses:
Research and development	9,881	8,891	19,318	18,041
Selling, general and administrative	14,437	14,145	28,044	27,828

Total operating expenses	24,318	23,036	47,362	45,869

Loss from operations	(12,571)	(16,204)	(25,926)	(34,297)
Non-operating (expense) income, net	(652)	2,997	(1,128)	2,527

Loss before income taxes	(13,223)	(13,207)	(27,054)	(31,770)
Provision for income taxes	59	3,876	113	3,911

Net loss	$(13,282)	$(17,083)	$(27,167)	$(35,681)

Net loss per share:
Basic	$(0.10)	$(0.16)	$(0.21)	$(0.34)
Diluted	$(0.10)	$(0.16)	$(0.21)	$(0.34)
Weighted average shares outstanding used for calculating net loss per share:
Basic	131,352	105,044	128,101	104,308
Diluted	131,352	105,044	128,101	104,308

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$14,305	$13,683
Short-term investments	97,605	47,013
Accounts receivable	11,388	12,415
Inventories	12,930	14,457
Other current assets	4,970	2,330

Total current assets	141,198	89,898
Non-current assets:
Property and equipment, net	2,157	2,119
Goodwill and intangible assets, net	1,751	1,852
Restricted cash and other assets	6,740	4,375

Total assets	$151,846	$98,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$23,815	$22,686
Debt – current	3,572	—
Deferred product revenue - current	676	445

Total current liabilities	28,063	23,131
Non-current liabilities:
Debt – non-current	26,262	29,798
Manufacturing and development obligations - non-current	5,748	5,766
Other non-current liabilities	1,329	609

Total liabilities	61,402	59,304

Stockholders’ equity	90,444	38,940

Total liabilities and stockholders’ equity	$151,846	$98,244